EXHIBIT 32

SECTION 1350 CERTIFICATIONS

I, Alfred P. West, Jr., Chairman and Chief Executive Officer, and Dennis J. McGonigle, Chief Financial Officer, of SEI Investments Company, a Pennsylvania corporation (the “Company”), hereby certify that, to my knowledge:

(1) The Company’s Annual Report on Form 10-K for the annual period ended December 31, 2004 (the “Form 10-K”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

(2) The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 14, 2005	Date: March 14, 2005

/s/ Alfred P. West, Jr.	/s/ Dennis J. McGonigle
Alfred P. West, Jr.	Dennis J. McGonigle
Chairman and Chief Executive Officer	Chief Financial Officer